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                                                                    Exhibit 99.1


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[LOGO] TRIAD
       HOSPITALS, INC.                                           NEWS
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                                                                FOR IMMEDIATE RELEASE

Investor Contact:                                                      Media contact:
Deborah Little                                                       Patricia G. Ball
Investor Relations Coord. & Exec. Asst. to the CFO     Vice President, Marketing & PA
972-701-2259                                                             972-789-2719
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                    Triad Managers Execute Stock Transactions

DALLAS, TX (May 1, 2002) - Triad Hospitals, Inc. announced today that certain members of its senior management team, including chairman and CEO James D. Shelton, COO Michael J. Parsons, CFO Burke W. Whitman and General Counsel Donald
P. Fay, have sold Company stock. Shelton, Parsons, Whitman and Fay sold, respectively, 150,000, 35,000, 80,000 and 20,000 shares, primarily to repay individual share purchase loans that were made to each of them by the Company in May 1999, at the time the Company was spun-off from HCA Inc. Prior to the sale of these shares to repay those individual loans, neither Shelton, Parsons, Whitman nor Fay had sold any Company stock or exercised any vested options; and in each case the shares sold represent less than a majority of the shares and vested stock options owned by such individuals.

         The Company also announced that Shelton, Parsons and Whitman each intend to enter into individual written plans pursuant to Rule 10b-5-1 to periodically exercise certain of their respective vested stock options, primarily for the purpose of diversifying personal assets, and that other members of the Company's senior management team may enter into similar such plans.

         Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected urban markets. The Company has 47 hospitals (including one new hospital under construction) and 14 ambulatory surgery centers in 16 states with approximately 8,600 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting and advisory services to more than 200 independent community hospitals and health systems in 43 states.

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This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company's filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to "Company", "Triad", and "Triad Hospitals, Inc." as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.

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